Exhibit 99.2

Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

Second Quarter 2019 Business Update Call

August 16, 2019

Participants

David Waldman – Investor Relations

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Presentation

Operator

Good day, ladies and gentlemen. Thank you all for joining us for the Sachem Capital Second Quarter 2019 Business Update Call. As a reminder, today’s meeting is being recorded, and all telephone lines are in a listen-only mode. But after today’s prepared remarks, you will have the opportunity to ask questions. [Operator instructions].

Now, to get us started with opening remarks and introductions, I’m pleased to turn the floor to Sachem Investor Relations’ David Waldman. Welcome, David.

David Waldman – Investor Relations

Good morning, and thank you for joining Sachem Capital Corp’s Second Quarter 2019 Conference Call. On the call with us today is John Villano CPA, Co-Chief Executive Officer and Chief Financial Officer at Sachem. On Wednesday, August 14th, the company announced its operating results for the three and six month periods ended June 30, 2019 and its financial condition as of that date. The press release is posted on the company’s website, www.SachemCapitalCorp.com.

In addition, the company filed its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on August 14th, which can also be accessed on the company’s website as well as the SEC’s website at www.SEC.gov. If you have any questions after the call, or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for the second quarter of 2019 and the company’s financial condition at June 30, 2019, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy and plans and our expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operation, strategy, short-term and long-term business operations and objectives and financial needs.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

These forward-looking statements are subject to several risks, uncertainties and assumptions that are described in the company’s Form 10-Q for the second quarter of 2019 filed with the U.S. Securities and Exchange Commission on August 14, 2019 as well as the company’s Form 10-K filed on March 29, 2019. Because these risks, uncertainties and assumptions or forward-looking events and circumstances discussed in this conference call may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements, you should not rely upon forward-looking statements as a prediction of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I’ll now turn the call over to John Villano. Please go ahead, John.

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Thank you, David, and thanks to everyone for joining us today. The first half of 2019 was a transitional period for Sachem. During the period, the company achieved the following milestones. First, we obtained a BBB+ bond rating to enable further leverage portfolio growth and expansion beyond Connecticut. Second, we raised $39 million of fresh capital, $23 million in debt, and $16 million in equity. Third, we terminated our existing high-cost, asset restrictive, high-maintenance credit facility. And finally, we established the groundwork to lend responsibly to asset classes with compelling risk/reward scenarios.

As we all know, a restructuring of this type can and most often will affect results of operations. Although our revenue growth and profitability was lower than prior quarters, our balance sheet was strengthened providing us with a powerful base to further grow our business. Our new capital structure provides a number of operational benefits.

First, with the exception of a mortgage on our corporate headquarters, we own all of our assets free and clear. Second, we have substantially reduced, if not eliminated, a significant administrative and compliance cost associated with our prior credit facility. Third, we have lowered, if not eliminated, many of the bars and hurdles to undertake additional financing transactions. And finally, we now have greater flexibility to capitalize on changes and perhaps opportunities in the marketplace. All in all, we believe we now have a solid foundation for sustained growth and improved profitability in the second half of 2019 and beyond.

With that as background, I would now like to discuss the financing transactions occurring in the quarter. First, we sold $23 million aggregate principal amount of our 7.125% unsecured, unsubordinated notes due June 30, 2024. Soon thereafter, and as part of an over-allotment, another $663,000 of notes were sold in early July. The aggregate net proceeds from the offering was approximately $22.3 million.

Secondly, we sold approximately $14.6 million of common shares through our at-the-market or ATM facility. The net proceeds to us were approximately $14.1 million. We used these net proceeds from these offerings to repay the entire outstanding balance on our $35 million revolving credit facility with Webster Bank, including principal, accrued but unpaid interest and other fees. We then terminated the loan.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

By replacing our secured variable rate revolving credit facility with unsecured fixed rate notes, we believe we now have greater flexibility to incur additional indebtedness on more favorable terms. In addition, we have eliminated the significant charges related to servicing and maintaining the credit facility, and more importantly, we reduced our credit exposure to a single asset class, the residential fix and flip market. This market is highly fluid with high loan turnover and, arguably, overpriced compared to other opportunities. We now have the flexibility to lend capital where we believe we have the most compelling loan-to-value prospects.

In total, we made $30.6 million of principal payments on the credit facility during the second quarter of 2019. These funds normally would be used to fund new loans, and as a result, the growth of our mortgage portfolio in quarter two was significantly lower than it had been in previous quarters. This had a direct impact on our revenue growth.

In addition, we encouraged substantial non-recurring costs associated with the termination of our prior credit facility, the majority of which was a non-cash expense. Total termination charges were approximately $780,000 or $0.04 per common share based on weighted shares outstanding at June 30, 2019. Included in this amount was the write-off of deferred financing costs of approximately $439,000. This amount was a current quarter non-cash expense, as these costs were incurred in prior quarters.

Finally, as a result of the equity capital raised, the number of our common shares outstanding increased by about 3.5 million since the year-end 2018. This also adversely impacted our earnings per share. Quite simply, equity proceeds were directly applied to our credit facility and not used to fund new loans. On a more positive note, net cash provided by operations in the first half of 2019 still increased approximately 27.6% to $3.7 million compared to the first six months of 2018.

Our restructuring efforts continued into the third quarter, where we raised another $15 million of equity capital to further strengthen our balance sheet. We used a portion of the net proceeds to reduce other existing liabilities, and the balance of funds will be used to increase our mortgage loan portfolio. In addition to strengthening our balance sheet, these proceeds should also enhance our operational performance. We also have the ability to raise additional working capital, if needed, by selling equity under our at-the-market offering facility.

As a result of these transactions, we believe we now have the ability and foundation to raise additional capital through note offerings and bank debt. As of June 30, 2019, our equity to debt ratio was approximately 3 to 1. This ratio is unbelievably low when compared to our peers, and once again opens the door for debt financings to grow our business.

We view note sales, similar to the one we completed in June, as an attractive option to raise flexible, non-dilutive capital on favorable terms. Note sales will enable us to further scale the business and take advantage of market conditions without the constraints imposed on us by our former lender. We may supplement these note offerings with a revolving credit facility smaller in size, more efficient and less costly.

In light of all this, we are extremely encouraged by the outlook for the second half of the year and the long-term prospects for the business. We believe the key factors to our success continue to be disciplined underwriting and extensive due diligence, a flexible approach to structuring loans and finally, diligent monitoring of our loan portfolio and constant borrower contact.

In terms of our operating results for the second quarter of 2019, total revenues were approximately $3.07 million compared to approximately $3.04 million for the corresponding period of 2018. This was an increase of approximately 1%. During the second quarter of 2018, the company benefitted from increased liquidity from the new, at the time, Webster credit facility. This liquidity was not available in the second quarter of 2019.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

The increase in revenue reflects $94,000 of fee income and $13,000 in rental income. Interest income from our mortgage loans was lower by about $60,000 and other income by approximately $25,000. Total operating cost and expenses for the three months ended June 30, 2019 were approximately $1.9 million compared to approximately $832,000 for the three months ended June 30, 2018. Key components of the increase are as follows: $780,000 of a one-time expense incurred in connection with the termination of the revolving credit facility. Of this amount, $439,000 represents the write-off of un-amortized deferred financing costs, a non-cash item.

Second, compensation expense, including stock-based compensation, increased by $170,000. This increase includes the compensation costs relating to our new controller, in-house legal counsel, a repair crew for our REO, and executive salary increases from July of 2018, none of which were applicable in the 2018 period. These additional hires are directly related to the growth in our operations over the past two years.

Finally, interest and amortization of deferred financing cost increased approximately $70,000, reflecting the increase in the mortgage loan portfolio during the period prior to payoff.

Net income for the three months ended June 30, 2019 was $1.1 million compared to $2.2 million for the same period last year. Basic and diluted net income per weighted average common share was $0.06 for the second quarter of 2019 compared to $0.14 per share for the second quarter of 2018. Line of credit termination charges were approximately $780,000 or $0.04 per share based on weighted shares outstanding at June 30th. Increases in personnel costs represent approximately $0.01 per weighted average share.

Total revenues for the six months ended June 30, 2019 were approximately $6.4 million compared to approximately $5.8 million for the corresponding period of 2018, an increase of approximately 11.3%. The increase in revenue represents an increase in our lending operations.

Interest income for the six months ended June 30, 2019 was approximately $5.1 million, in comparison to approximately $4.3 million for the corresponding period of 2018. Net origination fees were approximately $705,000 for the six months ended June 30, ’19 compared to approximately $689,000 for the six months ended June 30, 2018. Finally, fee income increased by approximately $109,000. These increases were offset in part by a reduction in other income of $203,000.

Total operating costs and expenses for the six months ended June 30, 2019 were approximately $3.2 million compared to approximately $1.6 million for the six months ended June 30, 2018. Key components of the increase are as follows. Once again, $780,000 of expense incurred in connection with the termination of our credit facility, which as I mentioned earlier, $439,000 was due to the write-off of un-amortized deferred financing costs. These are non-cash items. Second, interest and amortization of deferred financing costs increased approximately $469,000, reflecting the increase in our mortgage loan portfolio and an increase in the interest rate on the Webster facility. Third, compensation expense, including stock-based compensation, increased by $312,000. And finally, general and administrative expenses increased $107,000.

Net income for the six months ended June 30, 2019 was approximately $3.2 million compared to $4.2 million for the six months ended June 30, 2018. Basic and diluted net income per weighted average common share outstanding was $0.19 for the six months ended June 30th compared to $0.27 per share for the six months ended June 30, 2018.

Turning now to our balance sheet as of June 30th, total assets were approximately $95.9 million compared to approximately $86 million as of December 31, 2018. Our loan portfolio was approximately $83.5 million compared to approximately $78.9 million as of December 31, 2018. Interest and fees receivable from borrowers were approximately $1.5 million compared to approximately $1.4 million at December 31, 2018.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

Real estate owned increased to $4.9 million from $2.9 million at December 31, 2018. However there was no increase in real estate owned since March 31, 2019. Of the $4.9 million of real estate owned, approximately $948,000 is classified as real estate held for rental and $3.9 million as real estate held for sale. All eight properties held for sale at June 30, 2019 are being actively marketed.

Total liabilities were approximately $26.5 million compared to total liabilities of approximately $33.2 million as of December 31, 2018. Liabilities at June 30th included $23 million aggregate principal amount of notes net of approximately $1.4 million of deferred financing costs or $21.7 million, a $795,000 mortgage on our corporate headquarters and $2.2 million due to a shareholder relating to the previous assignment of commercial mortgage loans. The $2.2 million has since been repaid, saving the company approximately $200,000 in interest costs annually.

Finally, shareholders’ equity was approximately $69.4 million compared to approximately $52.8 million as of December 31, 2018. An increase of approximately $16.6 million reflects a $1.1 million increase in retained earnings and a $15.5 million increase in paid in capital. Paid in capital increased by the aggregate net proceeds of approximately $15.5 million from the selling of 3.5 million common shares in an at-the-market offering. As previously noted, these equity proceeds were used to paydown the balance on the Webster facility.

Also, in July of 2019, we paid a dividend of $0.12 per share. The total amount of the dividend payment was approximately $2.35 million. This dividend payout reflects not only our financial performance, but also our confidence in the outlook for 2019 as well as our commitment to providing investors attractive risk-adjusted returns.

To wrap up, net income and earnings per share were less than our normal expectation at Sachem. Working capital flowing to the paydown of our credit facility did limit loan growth, and of course the sale of common shares to repay the balance due on the Webster credit facility had an adverse impact on earnings per share. Nevertheless, as a result of our financing transactions, we are more encouraged than ever about the outlook for our business and remain fully committed to our goal of providing investors attractive returns.

We believe our lending platform is solid and sustainable given our strict underwriting criteria and extensive due diligence. The demand for our loan products and services remain strong, as traditional lenders are unable to satisfy demand. We are encouraged by our ability to compete effectively with larger market participants and will continue to build a larger, more efficient platform to conduct our business operations. We remain fully committed to conservative lending.

I would like to thank you all for joining the call today. At this point, we would like to open the call up to questions.

Operator

Thank you. [Operator instructions]. We’ll go first to Ben Zucker with Aegis Capital. Please go ahead. Your line is open, sir.

Q: Good morning, John. Thanks for taking my questions and congratulations on the year-to-date progress and fortifying the balance sheet. Can we start from a high level and could you just talk about the market backdrop and then maybe get into competition and pricing for your loans in the market?

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Currently in Connecticut, our loan pipeline is quite full. Now what concerns us—it’s enjoyable to be busy, it’s enjoyable to have a backlog. We are cautiously optimistic; we are seeing borrowers that are coming, as they say, late to the party. Our underwriting staff is performing the necessary diligence to weed out these new participants. We are looking for more seasoned investors, in an effort to not be the first try for these new fix-and-flip builders.

We do feel that the Connecticut real estate market is slowing somewhat. We keep track of the MLS. We have individuals in-house that they are realtors. They have their finger on the pulse of the market. Connecticut is not as robust as you may find in New York or Boston. We do have a little bit of softness in prices, and we prefer that. We would rather not lend up the ladder, as they say. We don’t want to chase prices; we don’t want to chase deals. We prefer a slower market; we prefer less fire, as they say.

Q: That’s really helpful, and it’s funny even though everyone is worrying about rates right now that the move lower in rates is still making home purchases more attractive. And, we are seeing an elevated level of mortgages right now.

I guess you touched on the pipeline already. So, when I was going through the Q1 noticed in the expected recommit schedule, it looked like there was maybe $32 million for the second half of 2019, which seems like a good amount. I was just wondering internally when you look at these loans, what do you think from a high level that the likelihood some of those repayers you might extend those and keep them on the book and maybe eke out a little bit more fee income from it as well?

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

This is a great question, Ben, and we touched on it very briefly at the beginning of our call. The residential fix-and-flip market has become very fluid. As much as we like to lend for longer terms, we really like the quality of our notepaper. We want a loan on the books. We’re seeing that these properties are moving quickly. So in effect what we’re doing is we have a great loan, the capital gets repaid sooner than later, and now we have to search to find an equally great loan to replace it. It’s disruptive and it costs money. We have to really staff up to handle the flow of money and the repayments and then the redos of the new loans.

So, we are looking to spread our risk, which we now have the ability to do with the closure of the Webster facility. So, where in the past we were two-thirds, maybe 70% residential fix-and-flip, we’re looking to bring that down a little bit. We’re looking to balance our portfolio with—when I say longer term paper, I’m not talking 30 years. I’m talking maybe from a one-year paper to a three-year paper. It’ll give our portfolio some stability of earnings. We’re trying to build that income machine as opposed to—we’re not reselling our notes looking for gains.

Q: Yes, I definitely appreciate that fact. It’s the natural business model you’re a little bit on the hamster wheel. So, it sounds like what you’re talking about maybe diversifying or [background noise] a little bit more into is maybe a little bit of still hard money but more like commercial bridge lending where some borrower has a little value-add business plan that he’d like to bring that’s over a little bit longer term to other commercial properties, like you already have in your portfolio. Is that right?

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Yes, most of our commercial projects are owner-occupied commercial. And so we’re big fans of the owner being on-premises, and obviously guarantor of the debt. The residential fix-and-flip is how we built our business. We’re just a little cautious on pricing here; values have gotten a little crazy. There aren’t as many great deals in the marketplace so our borrowers are paying more. We’re just being a little more selective in that area. Let truth be told, we do want to put money to work and we’re looking for the best loan to value proposition we can get.

Q: Understood. And then maybe just lastly for me, I think I heard as you were closing your remarks, you mentioned building a more efficient platform. So, while we’re trying to think about efficiencies, obviously the equity capital base has grown a little bit year-to-date, and I’m just wondering from a back office and staffing standpoint, how much bigger of a loan portfolio do you think the current team could handle without [indiscernible] needed to hire more people. I’m just maybe trying to get an idea of where some operating leverage might lie in the business if any.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Well, in our second quarter numbers, we basically had to devote one person to handle the Webster facility. Really, it was just very cumbersome. It was not efficient. There was a lot of paper flow back and forth, an awful lot of communications between executives and Webster. That is now gone, and now we can put this person back on underwriting. We actually free up our corporate counsel. But, to be more specific, there’s no reason why we can’t take our $83 million loan portfolio and take it to $100 million without adding another person here.

Q: That’s great to hear.

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Just one thing, I think you had mentioned, Ben, I don’t think I answered it fully. Yes, in the last couple of weeks we had a little bit of a drop in interest rates. The dropping of interest rates does not affect our customer. Our customer is using these funds for very short periods of time. It’s a question of speed. What it does do for us, we’re not competing with the 3% and 4% mortgage rates. What’s happening now is our borrowers are coming to us, our base rate is at 12%, 2.5 points for one-year paper. They’re using this money quickly and efficiently.

Then what happens is their customer, their buyer is going in and obtaining these lower interest rates, which is actually stabilizing our portfolio because the lesser rates make our borrowers’ property more valuable. It protects us with a greater LTV. So, we’re all for this. We’re not competing with Quicken Loans, but our borrowers move quickly and they really share in the benefit of the lesser interest rate.

Q: Totally agree. It almost incentives them to keep the project moving along as quickly as possible so that they can capitalize in a favorable market. John, that was it from me. I appreciate your comments and look forward to catching up next quarter.

Operator

We’ll take our next question from the line of Mark Delotte with Delotte & Associates International. Please go ahead. Your line is open.

Q: Hi, John. The last caller pretty much asked all the questions and you answered all the questions to my satisfaction. The only thing I would like to ask is if we go into a recession, which obviously the inverted interest curve is possibly indicating, how is that going to affect you if it’s a little more than a moderate recession?

And, as far as debt levels go, now that you paid off the Webster loan, it seems like there’s very little debt in the company, other than some incidental debt. So, if you could comment on that, I’d appreciate it.

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Sachem, we formed our company, we started actually in 2010 but as executives of the company we were lending money before that. We will enjoy and reap great benefits in a recession. Difficulty in the real estate market is a really good thing for us.

What we’re seeing now is the residential fix-and-flip market is actually suffering because there’s not good quality, low-priced fix-and-flip homes available. Where we used to be able to, our borrowers used to be able to get these properties at $50,000 or $60,000 per unit, they’re now paying $100,000. We would love to see a little pressure on real estate prices to take some of the frosting off this cake. Remember we like to lend in stable environments. This here is—we’re cautious here with respect to resi fix-and-flip. And, our termination of the Webster facility was directly related to that. We couldn’t get money or availability from Webster unless we lent money in a residential fix-and-flip environment. So, in effect, we were walking up the ladder and you just don’t know where that last rung is, and we were not comfortable doing that.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

So, yes, we would love to see a little bit of stress in the real estate market. It creates opportunity for us and opportunity for our borrowers.

With respect to debt levels, I mentioned in the call that our equity-to-debt is 3:1. And, competitively, in our industry, something like 7:1 debt-to-equity is more normal, or 5:1. While we understand the benefits of what debt will do to our earnings per share, we get all that, at this stage of the world we want to be responsible with debt. Our next move will be in the debt marketplace and we’re looking to put some more on the books here. We just want to do it with knowledge of where we are in the marketplace, the debt has to be efficient and it has to be at a reasonable cost. And that’s really what we’re trying to do here and it really was the cause of some of the pain in the second quarter. We were not comfortable having every single asset that we owned secured by a bank, knowing that if something should ever happen in the lifeboat it would only be Webster Bank. We weren’t going to put ourselves in that position and we weren’t going to put our money and our shareholder money in a position where a market turmoil, market uprising in the real estate area will put us in a position where we can’t fund loans and run our business.

So, that’s really what we’ve done here. We think the notes are going to be a great non-dilutive way to grow our business in the future. And, you know what, they’re not that much more expensive. They may even be cheaper when you really start scratching the pad with the pencil. There were an awful lot of incidental costs to have been bank debt, and all those incidental costs add up to the point where even though the interest rate is so much less, a point less than the bonds, when push comes to shove, they’re more similar than you think. Having unsecured paper means a whole lot at the moment.

Q: I agree 100%. What would you say time-wise per year how many issuances of new bonds would you like to do? In other words, you just completed this one. Do you think every six months, every nine months, or as needed? Obviously you had a very good reception for the bonds, and I was very lucky to get some on the offering. I’m wondering what your feelings are about issuances of new baby bonds, basically, or even preferred stock.

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Everyone raises the preferred stock question. I think the bonds have pushed their way in front of the preferred. Let truth be told, this question will be great for our underwriting team. And, if they can continue to present management with viable, fundable deals, then that’s going to dictate how fast we can go back to the markets and raise more notes. So, the beauty of this, to get the Webster credit line, it took us eight months to get. We could, if needed, get back into the bond market. We can go every month if we need to. If there’s a marketplace we can present our claim.

So, the idea here is we can do it with speed. We have no lending conditions with the bonds. The cost of the bonds are similar to banks and we have the ability to layer them, which is kind of nice. You can’t beat the fact that it’s unsecured.

Q: Great. Congratulations on a great year. I don’t look at any downward trends in the earnings and revenues this last three or four months as a big issue. I think cleaning things up, like you did, was great. So, congratulations and that’s all I have to say at this time.

Operator

Next we’ll take a question from the line of Richard Belz with R.F. Lafferty. Please go ahead. Your line is open, sir.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

Q: Good morning, John. I’ve been involved with the company since your secondary in October of 2017. I do believe that your leverage now is probably less than it’s ever been. If you look at your net income for this last quarter and if you add back the termination fee, you still didn’t cover the dividend, and I believe this might have been the first quarter that you didn’t cover the dividend. How comfortable are you going forward that the $0.12 dividend is safe?

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

We are comfortable. I tried to highlight the effects of the Webster pay-down in the second quarter. Richard, you’re right on target. We feel we missed by about a penny or two. We’re not comfortable with that. We’re doing everything we can now. We’re set; we’re ready to go. Our underwriters are hustling. We’re hoping we put together a great third quarter. In truth, I want to put that $0.48 or $0.50 on the table again. We have some ground to make up, and we’re committed to doing that. We tried to get it all wrapped up into one quarter to limit the quarterly damage and I think we’ve done that. But, it really comes down to finding the good quality loans that we could put our stake in the ground.

Richard, our commitment to the dividend goes all the way back to when we were a partnership. Our guys put money in and they were getting an 11% or 12% return on their capital. Now, granted, we’re not a partnership. We don’t have the overhead structure like we used to, but we do have a commitment to these guys. Our goal is really to have earnings per share, pay the dividend. As we did in 2018, we’re going to try to pay 100% of what we make as a thank you for being with us.

We’re fighting to keep that dividend firm, and we paid the $0.12. We knew we were going to miss. It’s really our commitment and the way management can draw a line in the sand to say, you know what, we’re not messing around and $0.12 is it.

Q: Thanks, John. Following up on that, it seems like you’re maybe a penny, a penny and a quarter less by adding the termination fee to what you actually paid out. What other expenses that you had with Webster that will now be eliminated? Does that cover the one-and-a-quarter cents or is it still off a little?

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

I could give you a couple, and I’m not here to throw rocks at these guys, but they had quarterly audits of our portfolio. Their accounting firm costs more than our SEC auditors when they came here, which is ridiculous. The Webster finance had a 0.05% agency fee. And when you have a $30 million line of credit, that’s $150,000. That was money they kept themselves. They didn’t even share it with the syndicate. It doesn’t include bank charges. We were still paying their attorney a year after the deal. Their attorney kept going in and reviewing our loan files. I don’t know why.

So, in any case, we’re happy to be away from them. We have now freed up a body to work on underwriting and we’ve given our in-house counsel a little bit of breathing room. They were expensive.

And lastly, we’ve been away from them for a month and we got a $675 bank charge yesterday on four accounts that had no money in them. They just play a little differently than we do.

Q: Thank you very much then.

Operator

[Operator instructions]. We’ll move next to Paul Drees with Market Edge.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2019 Business Update Call August 16, 2019

Q: Good morning, John. With the favorable changes to the balance sheet and debt-to-equity ratios, can you comment on your current cost of capital compared to previously?

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Our Webster facility all-in was about 7%. So, when they say LIBOR plus 4, it’s the incidentals you have to talk about. So, for an extra one-eighth of a percent we’re able to get unsecured debt through the notes. The idea now is equity is, I hate to say it, the most expensive capital we have. It’s non-returnable. We love it. The use of our ATM has been wonderful for the stock price. And, the idea now is to put more of the seven-and-one-eighth or less debt on the books here.

Our one-year paper, Paul, is about 14.5% all-in. That gives a real nice margin if we could price the next note offering at something less than 7%. This is something that is perfect for us. So, we have a few dollars hanging around now. It won’t be here for long. Once we get back to the debt markets, we should have a 7% spread on our debt.

Q: And one operational follow-up, on your shorter term less than one-year fix-and-flip loans, do they have any early payment or early termination fees on them typically?

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

No, they do not. This is a great question and I think I’m going to answer this so that it differentiates us from the Wall Street crowd. We do not have penalties for prepayments on any of our paper, nor do we have minimum interest provisions. So, for example if we do a one-year note, and it pays off in three years, there’s not an automatic six-month interest payment. And, this is the kind of stuff that allows us to compete with Wall Street money that comes into our area, they want to buy paper, and you know what, our borrowers don’t like that stuff. They feel like they’re getting taken advantage of.

We have discussed it in-house. We’re not comfortable with it. What we will do is if we don’t have proper communication with a borrower at the end of that first year, we will put them in a default mode until we get a communication and we can work it out. But, it’s not that, hey, you pay us early there’s a 1% fee. We don’t do that kind of stuff.

Q: I’m sure a lot of people must be asking, but I really like the differentiation as part of the brand, as part of the offer, separating you from all the other sources that people may have. Okay, thanks a lot.

Operator

Mr. Villano, we have no further questions from the group. I’ll turn it back to you, sir, for any additional or closing remarks.

John Villano CPA – Co-Chief Executive Officer and Chief Financial Officer

Thank you all for joining our call. Thank you for your interest in our company. Let’s wait and see and let’s see how this third quarter works out. We’re hoping for the best. We expect more than what we showed you this time. Let’s stay tuned. Thank you, all.

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